As Filed with the Securities and Exchange Commission on April 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	54-2061691
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
_____________________
1750 Tysons Boulevard	10 West 35th
Suite 1300	Street
McLean, VA 22102	Chicago, IL 60616
(703) 918-4480	(312) 567-4000

(Address of Registrant’s Principal Executive Offices, including Zip Code)

ALION SCIENCE AND TECHNOLOGY CORPORATION
EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN
(Full Title of the Plan)

James C. Fontana
Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
(703) 918-4480
(Name, Address, including Zip Code and Telephone Number,
including Area Code, of Agent for Service)
________________________

Copies to:
Marc R. Paul
Baker &McKenzie
815 Connecticut Avenue, N.W.
Washington, DC 20006
________________________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit	Price(3)	Registration Fee

Common Stock, par value $0.01 per share(1)	3,400,000(2)	$14.71	$50,014,000	$6,336.77(1)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan. In accordance with Rule 457, no separate fee is required with respect to the plan interests.

(2)	Represents shares of our common stock to be issued to the employee stock ownership plan, or ESOP, component of The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

(3)	Estimated solely for purposes of calculating the registration fee.

EXPLANATORY NOTE

This registration statement contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, as well as the statement of availability of registrant information and any other information required by Item 2 of Form S-8, will be sent or given to participants of the employee benefit plan as specified under Rule 428 under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of Alion Science and Technology Corporation (the “Company”) as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents, together with the documents incorporated by reference into this registration statement, pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in that file.

Item 2. Registrant Information and Employee Plan Annual Information

     The Company shall furnish without charge to each employee in the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Plan”), upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, as well as any document required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests should be directed to Alion Science and Technology Corporation, Attn: Corporate Secretary, 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, telephone (703)918-4480.

     All information in this registration statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the SEC are hereby incorporated by reference in this registration statement:

(a)	The Company’s latest annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 24, 2003;

(b)	The Plan’s latest annual report on Form 11-K filed pursuant to the Exchange Act on March 29, 2004;

(c)	The Company’s quarterly report on Form 10-Q filed pursuant to the Exchange Act on February 17, 2004;

(d)	The Company’s current report on Form 8-K/A filed pursuant to the Exchange Act on March 5, 2004;

(e)	The Company’s current report on Form 8-K filed pursuant to the Exchange Act on March 8, 2004; and

(f)	All other reports that the Company has filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2003 up to the effective date of this registration statement.

     All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold, or deregistering all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and prospectus.

Item 4. Description of Securities

     The Company’s authorized capital stock consists of 15 million shares of common stock, par value $.01 per share. The Company has the ability to issue an indeterminate number of interests to be offered or sold pursuant to the Plan (“KSOP interests”). As of the date of this prospectus, 2,973,813 shares of the Company’s common stock are issued and outstanding and are held in an employee stock ownership plan (“ESOP”) trust of which State Street Bank & Trust Company (“State Street”) is the trustee. Both the KSOP interests and the common stock underlying investments in the ESOP component of the Plan are being registered with the SEC.

     The shares of common stock currently outstanding are validly issued, fully paid and non-assessable. The KSOP interests currently outstanding are validly issued, fully paid and non-assessable.

     Voting Rights. Although the Company’s common stock is allocated to each Plan participant’s account in the ESOP component of the Plan, the participant is considered to hold only a beneficial ownership interest in these shares and he or she will not be the legal title holder of the shares. In this context this means that the participant will have the benefit of the value of the shares of common stock allocated to his or her account.

     State Street, the ESOP trustee, will hold record title to all shares of common stock held in the ESOP trust and as such, will usually vote those shares on the participant’s behalf, at the direction of the ESOP committee, which is comprised of four members of the Company’s management team and three other Company employees and is responsible for the financial management and administration of the ESOP component. If, however, the ESOP trustee determines that the direction of the ESOP committee is not in accordance with the terms of the Plan or is not a proper direction under the Employee Retirement Income and Security Act of 1974 (“ERISA”), it will vote the shares as it determines appropriate to fulfill its fiduciary the duties under ERISA.

     ERISA requires that the employee be able to direct the trustee to vote the shares of common stock allocated to his or her account on certain corporate transactions that require shareholder approval under state law. An employee will have the right to direct the ESOP trustee as to the manner in which to vote the shares allocated to his or her account on certain major events, which may include:

•	the Company’s merger with another company,

•	the Company’s liquidation and dissolution,

•	the sale of all or substantially all of the Company’s assets, and

•	any stock reclassification and recapitalization.

     The Company has extended to participants an additional right, which is to direct the trustee to vote the shares of common stock allocated to his or her account on any tender offer for, or other offer to purchase, the shares of the Company’s common stock in the ESOP component. If, however, the ESOP trustee determines that the employee votes are not in accordance with the terms of the Plan or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

     Each share of the Company’s common stock allocated to an employee’s account in the ESOP component will have one vote.

     Dividends/ Distributions. The ESOP is entitled to receive dividends, which in an S corporation are called distributions (“distributions/ dividends”), when, as and if declared by the Company’s board of directors in its discretion out of funds legally available for the payment of distributions/ dividends. Such distributions/ dividends will be allocated among all ESOP participants’ accounts according to the number of shares of common stock allocated to each participant’s account. The Company is, however, subject to covenants restricting its ability to pay distributions/ dividends to the ESOP under the terms of agreements governing the senior credit facilities, the mezzanine note, and the subordinated note. The Company does not expect to pay any distributions/dividends. The Company currently intends to retain future earnings, if any, for use in the operation of its business.

     Other Rights. In the event of the Company’s liquidation or dissolution, after payment of all amounts owed to lenders and other creditors, the ESOP will be entitled to our remaining assets for distribution to investors in the ESOP component. The ESOP does not have any preemptive or other subscription rights, and the shares of the Company’s outstanding common stock held in the ESOP trust are not subject to further calls or assessment by the Company. There are no conversion rights or sinking fund provisions applicable to the shares of common stock.

     A description of the plan interests is not included in this registration statement as permitted by Form S-8.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an “agent”), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only if the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

     Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

     Article Tenth of the Company’s Certificate of Incorporation and Article XI of the Company’s Bylaws entitle the Company’s officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL. Article XI of the Company’s Bylaws allows the Company to purchase insurance for the benefit of its officers and directors.

     As of September 30, 2003, the Company has provided insurance from a commercial carrier against certain liabilities that could be incurred by its directors and officers, including acts and omissions occurring prior to the closing date of the Company’s acquisition of substantially all the assets of IIT Research Institute and relating to establishment and formation of the Company.

     The Company has entered into indemnification agreements with its directors and with its executive officers. The form of indemnification agreement provides that the Company generally will indemnify its directors and officers for expenses incurred by them in connection with their service to the Company to the fullest extent permitted by applicable law when:

•	the director or officer is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, arbitration, administrative hearing, or other similar proceeding; and

•	the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

Only in certain limited circumstances would a director or officer not be entitled to indemnification.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     For a list of all exhibits filed or included as part of this registration statement, see “Index to Exhibits” at the end of this registration statement.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that, in lieu of an opinion of counsel concerning compliance with the requirements of ERISA and an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code (the “Code”), the registrant has submitted or will submit the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Code.

SIGNATURES

     The Registrant.      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, in the Commonwealth of Virginia, on this 28th day of April 2004.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
Bahman Atefi President and Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

     We, the undersigned officers and directors of Alion Science and Technology Corporation, hereby severally constitute and appoint Bahman Atefi and James Fontana, and each of them acting singly, our true and lawful attorneys-in-fact, with full power granted to them in any and all capacities (including substitutions), to execute for us and in our names in the capacities indicated below this registration statement, including any amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Alion Science and Technology Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Bahman Atefi Name: Bahman Atefi Title: Chairman, Chief Executive Officer and Director (Principal Executive Officer)	Dated:	April 28, 2004

By:	/s/ John M. “Jack” Hughes Name: John M. “Jack” Hughes Title: Chief Financial Officer (Principal Financial Officer)	Dated:	April 28, 2004

By:	/s/ Gary Amstutz Name: Gary Amstutz Title: Senior Vice President and Executive Director of Finance (Principal Accounting Officer)	Dated:	April 28, 2004

By:	Name: Edward C. Aldridge, Jr. Title: Director	Dated: April 28, 2004

By:	/s/ Leslie Armitage Name: Leslie Armitage Title: Director	Dated: April 28, 2004

By:	/s/ Lewis Collens Name: Lewis Collens Title: Director	Dated: April 28, 2004

By:	/s/ Admiral (Ret.) Harold W. Gehman, Jr. Name: Admiral (Ret.) Harold W. Gehman, Jr. Title: Director	Dated: April 28, 2004

By:	/s/ Donald E. Goss Name: Donald E. Goss Title: Director	Dated: April 28, 2004

By:	/s/ Robert L. Growney Name: Robert L. Growney Title: Director	Dated: April 28, 2004

By:	/s/ General (Ret.) George A. Joulwan Name: General (Ret.) George A. Joulwan Title: Director	Dated: April 28, 2004

By:	/s/ General (Ret.) Michael E. Ryan Name: General (Ret.) Michael E. Ryan Title: Director	Dated: April 28, 2004

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized, in the city of McLean, in the Commonwealth of Virginia, on this 28th day of April, 2004.

THE ALION SCIENCE AND TECHNOLOGY CORPORATION EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN
By:	/s/ Bahman Atefi Name: Bahman Atefi Title: Chairman of ESOP Committee

INDEX OF EXHIBITS

Exhibit	Document

4.1	Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(1)

4.2	First Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(2)

4.3	Second Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(3)

4.4	Third Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(3)

4.5	Fourth Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.(3)

4.6	Fifth Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

4.7	Sixth Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

4.8	Seventh Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

4.9	Eighth Amendment to The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

5.1	Opinion of Baker & McKenzie, Washington, D.C. regarding legality of securities issued.

5.2	In lieu of filing an opinion of counsel as to compliance of the Plan with ERISA or an Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the undertaking permitted by Item 8(b) of Form S-8 is included in Item 9(d) of this Registration Statement.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker & McKenzie, Washington, D.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

(1)Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S—1 filed with the Securities and Exchange Commission on October 7, 2002 (File no. 950133-2-3343).

(2)Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 24, 2003 (File no. 950133-3-862).

(3)Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended July 4, 2003, filed with the Securities and Exchange Commission on August 15, 2003.